Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229966

SUPPLEMENT NO. 1

(To Prospectus Supplement Dated March 1, 2019 and Prospectus Dated February 28, 2019)

LTC PROPERTIES, INC.

Up to $200,000,000

Common Stock

This Supplement No. 1 (“Supplement”) amends the prospectus supplement, dated March 1, 2019 (the “Prospectus Supplement”), and its accompanying prospectus, dated February 28, 2019, relating to the offer and sale, from time to time, of shares of our common stock having an aggregate offering price of up to $200,000,000 pursuant to separate equity distribution agreements with each of JMP Securities LLC (“JMP”) and KeyBanc Capital Markets Inc. (“KeyBanc”), dated as of March 1, 2019, and with Huntington Securities, Inc. (“Huntington”), dated as of November 19, 2021 (as amended from time to time, the “Equity Distribution Agreements”). This Supplement should be read together with the Prospectus Supplement and accompanying prospectus, including the documents incorporated by reference in the Prospectus Supplement. Except as set forth below, the Prospectus Supplement and accompanying prospectus, as updated by the documents incorporated by reference in the Prospectus Supplement, remain unchanged.

Effective November 19, 2021, we terminated our equity distribution agreements, dated as of March 1, 2019, with Credit Agricole Securities (USA) Inc. (“Credit Agricole”) and Mizuho Securities USA Inc. (“Mizuho”). As a result of the termination of these agreements, no further offers or sales of our common stock will be made through Credit Agricole or Mizuho pursuant to the Prospectus Supplement and the accompanying prospectus. The Equity Distribution Agreements with each of JMP and KeyBanc remain in full force and effect. In addition, effective November 19, 2021, we entered into an Equity Distribution Agreement with Huntington. Accordingly, each reference to the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to include JMP, KeyBanc and Huntington and shall no longer include Credit Agricole or Mizuho.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion on page S-1 of the Prospectus Supplement under the heading “Risk Factors,” as well as the risk factors discussed under the heading “Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in the other documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and which we incorporate into the Prospectus Supplement by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement, the Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This Supplement is not complete without the Prospectus Supplement and accompanying prospectus, and we have not, and the Agents have not, authorized anyone to deliver or use this prospectus supplement without the Prospectus Supplement and accompanying prospectus.

JMP Securities	KeyBanc Capital Markets	Huntington Capital Markets

Prospectus Supplement dated November 19, 2021